Company Logo                                             Exhibit 99.1
                                                         Citizens Communications
                                                         3 High Ridge Park
                                                         Stamford, CT 06905
                                                         203.614.5600
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                                                           Web site: www.czn.net

FOR IMMEDIATE RELEASE

Contacts:

Financial Community                               Media
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Alan H. Oshiki, Assistant Vice President          Brigid M. Smith, Assistant Vice President
Investor Relations                                Corporate Communications
(203) 614-5629                                    (203) 614-5042
aoshiki@czn.com                                   bsmith@czn.com
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            CITIZENS COMMUNICATIONS REPORTS FINANCIAL RESULTS FOR THE
                             SECOND QUARTER OF 2000


STAMFORD, Conn., August 8, 2000 - Citizens Communications (NYSE:CZN) today re-ported financial results for the quarter and six months ended June 30, 2000.

Second quarter revenue from continuing operations was $287.3 million, up 5% from $273.9 million in the second quarter of 1999.

Revenue from the company's incumbent local exchange carrier business was $227.4 million, compared to $228.6 million for the 1999 second quarter, which contained an aggregate of $4.4 million of non-recurring items. Absent these non-recurring items, revenue for the second quarter of 1999 was $224.2 million. Giving effect to the non-recurring items in the quarter ended June 30, 1999, revenue increased by $3.2 million, or 1.4%.

Second quarter revenue from the company's competitive local exchange carrier subsidiary, Electric Lightwave, Inc. (NASDAQ:ELIX), totaled $60.6 million com-pared to $46.1 million, an increase of $14.5 million or 32% above the prior year period.

Consolidated second quarter 2000 EBITDA (earnings before interest, taxes, depre-ciation and amortization) from continuing operations was $98.0 million, up 31% from $74.7 million in the prior year quarter.

Local exchange carrier business EBITDA for the quarter was $99.2 million, up 9% from $90.9 million in the prior year period. Second quarter 2000 local exchange carrier EBITDA included $7.6 million of assimilation expense related to the pending acquisitions of telephone access lines. Absent this expense EBITDA in-creased to $106.8 million, an increase of $15.8 million or 17%, resulting in an EBITDA margin of 47% compared to 40% in the prior year period.

Electric Lightwave's second quarter EBITDA loss declined to $1.4 million, a $15.3 million improvement over the $16.7 million loss for the corresponding prior year quarter.

Citizens' net income for the second quarter was $3.0 million, or 1 cent per share, compared to net income of $7.8 million, or 3 cents per share in the second quarter of 1999.

Net income for the six months ended June 30, 2000 was $10.3 million or 4 cents per share, compared to $62.4 million or 24 cents per share for the first six months of 1999. Net income for the year ago period included a $42.9 million gain (net of tax) on the sale of an investment.

Compared to the prior year periods, net income for the quarter and six months ended June 30, 2000 was affected by higher depreciation and amortization expense of $14.7 million and $35.5 million, respectively, as well as higher interest expense of $14.9 million and $24.9 million, respectively. The higher interest expense in both periods was primarily due to increased debt levels at Electric Lightwave.

Commenting on the quarter, Citizens' chairman and chief executive officer Leonard Tow said, "Our results continue on EBITDA targets as we transition Citizens to a higher EBITDA margin business. The significant progress we are making toward this goal can be seen in the improved performance at our core telephone operations and at Electric Lightwave."
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Citizens  Communications  provides  telecommunications  services  to more than 1 million customers in 14 states. In 1999 and 2000, Citizens agreed to purchase over 2 million additional access lines in 19 states. The first of these transactions, in Nebraska, closed on June 30; the remainder will continue to close throughout the next 12 months. Citizens also owns 83% of Electric Lightwave, Inc. (NASDAQ:ELIX), a facilities-based, integrated communications provider that offers a broad range of services to telecommunications-intensive businesses throughout the United States. More information about Citizens can be found at www.czn.net.

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, changes in legal or regulatory policy, changes in legislation, the company's ability to identify future markets and successfully expand existing ones, the mix of products and services offered in the company's target markets, the effects of acquisitions and dispositions and the ability to effectively integrate businesses acquired. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

(Table to Follow)
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                             Citizens Communications
                           Consolidated Financial Data
                                   (unaudited)
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                                                                     For the quarter ended       For the six months ended
                                                                            June 30,                      June 30,
                                                                 --------------------------    ---------------------------
                                                                                        %                             %
(Amounts in thousands - except per-share amounts)                   2000     1999     Change      2000     1999     Change
                                                                 ---------------------------   ---------------------------
Income Statement Data (1)
Revenue from continuing operations                                $287,324  $273,946     5%   $569,779  $ 538,696      6%
Operating income from continuing operations                         23,568    14,971    57%     36,360     22,103     65%
Income from discontinued operations, net of tax                      3,399       247 1,276%     15,846     13,482     18%
Net income (2)                                                       3,012     7,753   -61%     10,338     19,483    -47%

EBITDA and Capital Expenditure Data (3)
EBITDA from continuing operations before acquisition
 assimilation expenses (4)                                        $105,659  $ 74,734    41%   $205,130  $ 143,751     43%
EBITDA from continuing operations                                   98,042    74,734    31%    193,539    143,751     35%
EBITDA from discontinued operations                                 34,004    33,170     3%     81,171     76,117      7%
Total Company EBITDA                                               132,046   107,904    22%    274,710    219,868     25%

Per Share Data (5)
Basic net income per share of common stock (2)                    $   0.01  $   0.03   -67%   $   0.04  $    0.07    -43%
EBITDA per share from continuing operations before acquisition
 assimilation expenses                                                0.40      0.29    39%       0.78       0.55     41%
EBITDA per share from continuing operations                           0.37      0.29    28%       0.74       0.55     35%
EBITDA per share from discontinued operations                         0.13      0.13     0%       0.31       0.29      7%
Total Company EBITDA per share                                        0.50      0.41    22%       1.04       0.85     22%

Weighted average shares outstanding                                263,762   260,059     1%    263,246    259,879      1%

(1)  Continuing operations are comprised of the Company's Telecommunications and our Competitive Local Exchange Carrier
     (Electric Lightwave, Inc.) businesses.  The Company is reporting its Public Services businesses as discontinued operations.
(2)  The six months ended June 30, 1999 excludes the gain on sale of investment of $42.9 million (net of tax) or 17 cents per share.
(3)  EBITDA is operating income plus depreciation and amortization.
(4)  Represents expenses associated with the pending acquisitions of approximately 2 million telephone access lines.
(5)  Calculated based on weighted average shares outstanding.

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